UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

D.R. Horton, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Commerce Street, Suite 500, Fort Worth, Texas 76102

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 390-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 5, 2009, DHI Mortgage Company, Ltd. (“DHI Mortgage” or “Seller”), a subsidiary of D.R. Horton, Inc., entered into a First Amendment (the “First Amendment”) to its Master Repurchase Agreement (the “Repurchase Facility”), dated March 27, 2008 and effective March 28, 2008, between and among DHI Mortgage, U.S. Bank National Association, as Administrative Agent and representative of itself as a Buyer and the other Buyers (the “Administrative Agent” and sometimes “U.S. Bank”), JPMorgan Chase Bank, National Association, as Syndication Agent and as a Buyer (as a Buyer, sometimes “JPM”, and in its capacity as Syndication Agent, “Syndication Agent”), and the other Buyers, as defined in Section 1.2. of the Repurchase Facility.

Pursuant to the First Amendment, each Buyer under the Repurchase Facility has executed an Assignment and Assumption Agreement (each, an “Assignment”), pursuant to which, among other things, each Buyer, other than U.S. Bank, would be exiting the Repurchase Facility, and each exiting Buyer has agreed to assign to U. S. Bank, and U.S. Bank has agreed to purchase, all of such exiting Buyer’s rights and obligations as a Buyer under the Repurchase Facility. In addition, the Syndication Agent under the Repurchase Facility has been changed from JPM to U.S. Bank.

The primary purpose of the First Amendment to the Repurchase Facility is to implement a facility that continues to provide financing and liquidity to DHI Mortgage by facilitating purchase transactions in which DHI Mortgage transfers eligible loans to Buyers against the transfer of funds by Buyers (thereby becoming purchased loans). The purchase transactions are based on the terms and conditions in the First Amendment and the Repurchase Facility and the ancillary or operative agreements attached thereto or referred to therein. The First Amendment provides that the Repurchase Facility has a maximum aggregate commitment amount of $75 million or, on the last five business days of any fiscal quarter of DHI Mortgage and the first seven business days of the following fiscal quarter, $100 million. Amounts outstanding under the Repurchase Facility are not guaranteed by D.R. Horton, Inc. or any of its subsidiaries that guarantee their homebuilding debt.

DHI Mortgage effectively pays interest on each advance under the First Amendment to the Repurchase Facility at a per annum rate of either (i) U.S. Bank’s prime rate, (ii) the greater of (a) the one month Eurodollar floating daily rate, and (b) 1.5%, plus the pricing rate in the Repurchase Facility based on the loan type (the “Pricing Rate”), or (iii) the Pricing Rate plus 0.20% with 100% reserve-adjusted compensating balances. Seller also agrees to pay the Administrative Agent a facility fee in an amount equal to one-fourth of one percent (0.25%) per annum of the Maximum Aggregate Commitment for the period from the Effective Date to the date the Repurchase Facility terminates. Also, Seller agrees to pay to Administrative Agent a supplemental facility fee of $10,000 per quarter. The Repurchase Facility term is through the earlier of (i) March 4, 2010, or (ii) the date when the Buyers’ commitments are terminated pursuant to the Repurchase Facility, by order of any Governmental Authority or by operation of law. The First Amendment is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

In addition, the First Amendment provides that certain covenants were amended and restated as follows: (i) Tangible Net Worth shall not be less than $150 million, (ii) Tangible Net Worth Ratio (i.e., the ratio of (x) the sum of GAAP Indebtedness and Contingent Indebtedness to (y) the Seller’s Consolidated Tangible Net Worth) shall not be more than 8.0 to 1.0, (iii) Net Income requirement was removed, (iv) Liquidity shall be no less than $60 million, and (v) a restriction on the payment of dividends by DHI Mortgage was included. Other operative provisions amended by the First Amendment are as set forth in the First Amendment attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01. “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment to Master Repurchase Agreement, dated March 5, 2009, among DHI Mortgage Company, Ltd., U.S. Bank National Association, as Administrative Agent, Syndication Agent and a buyer, and the other parties listed thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D. R. Horton, Inc.

Date: March 10, 2009	By:	/S/ BILL W. WHEAT
Bill W. Wheat
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Master Repurchase Agreement, dated March 5, 2009, among DHI Mortgage Company, Ltd., U.S. Bank National Association, as Administrative Agent, Syndication Agent and a buyer, and the other parties listed thereto.